COMERICA INCORPORATED
NON-EMPLOYEE DIRECTOR
RESTRICTED STOCK UNIT AGREEMENT
THIS AGREEMENT is made as of the ___ day of ________, 20__, by and between Comerica Incorporated, a Delaware corporation (hereinafter referred to as the “Corporation”), and <Director Name> (hereinafter referred to as the “Director”). Any undefined terms appearing herein as defined terms shall have the same meaning as they do in the 2015 Comerica Incorporated Incentive Plan for Non-Employee Directors, as amended from time to time (the “Plan”).
WITNESSETH THAT:
WHEREAS, the Corporation desires to grant to the Director an award of Restricted Stock Units (“RSUs”) under the Plan and the terms hereinafter set forth:
NOW, THEREFORE, in consideration of the premises, and of the mutual agreements hereinafter set forth, it is covenanted and agreed as follows:
1.Award. Pursuant to the provisions of the Plan, the Corporation awards __________ RSUs (the “Award”) to the Director on _______, 20__ (the “Date of Grant”). Each RSU shall represent an unfunded, unsecured right for the Director to receive one (1) share of Common Stock or its cash equivalent, as described in this Agreement.

2.Ownership Rights. The Director has no voting or other ownership rights in the Corporation arising from the Award of RSUs under this Agreement unless and until a share of Common Stock is delivered to the Director in settlement of the vested portion of the Award.

3.Dividends. The Director shall be credited with dividend equivalents equal to the dividends the Director would have received if the Director had been the owner of a number of shares of Common Stock equal to the number of RSUs credited to the Director on such dividend payment date (the “Dividend Equivalent”). Any Dividend Equivalent deriving from a cash dividend shall be converted into additional RSUs based on the Fair Market Value of Common Stock on the dividend payment date (or, if the dividend payment date is not a day during which the New York Stock Exchange is open for trading (“NYSE Trading Day”), then on the first NYSE Trading Day following the dividend payment date). Any Dividend Equivalent deriving from a dividend of shares of Common Stock shall be converted into additional RSUs on a one-for-one basis. The Director shall continue to be credited with Dividend Equivalents until the settlement date (as specified herein) of the Award (or corresponding portion thereof). The Dividend Equivalents so credited shall be subject to the same terms and conditions as the Award, and they shall vest (or, if applicable, be forfeited) and be settled in the same manner and at the same time as the Award (or corresponding portion thereof), as if they had been granted at the same time as such Award.

4.Vesting and Forfeiture.

(a)In General. Fifty percent (50%) of the Award shall vest on the first anniversary of the Date of Grant, 25% of the Award shall vest on the second anniversary of the Date of Grant, and 25% of the Award shall vest on the third anniversary of the Date of Grant (each such anniversary date, an “Anniversary Date”), subject to the Director’s continued service on the Board on each such Anniversary Date. Except as otherwise provided in this Section 4 or in Section 6, the portion of the Award (and the corresponding Dividend Equivalents) that are not vested as of the Director’s Separation from Service shall be forfeited for no consideration.

(b)Death or Disability. If, prior to the date on which the Award has vested in full (and has not otherwise been forfeited), the Director dies or suffers a Disability (as defined below), either while serving as a director or subsequent to his or her Separation from Service due to Retirement (as set forth in Section 4(c) below), the unvested portion of the Award and all corresponding Dividend Equivalents shall immediately vest in full; provided that, in the case of a Director who has previously experienced a Separation from Service due to Retirement and is eligible to continue to vest as set forth in Section 4(c), the Committee has not determined prior to the date of death or Disability that any of the events described in Section 4(c)(i) through (iii) have occurred. The Committee shall have the sole and absolute discretion to determine whether the Director has experienced a Disability (as defined in the Plan and in accordance with Section 409A of the Code) while serving as a director or subsequent to his or her Separation from Service due to Retirement.

(c)Retirement. If the Director experiences a Separation from Service upon reaching the date of his or her Retirement, the Award and all corresponding Dividend Equivalents shall continue to vest following his or her Separation from Service on the applicable Anniversary Dates set forth in Section 4(a) (subject to accelerated vesting as set forth in Section 4(b) and Section 6), but only if the Committee has not determined prior to any subsequent Anniversary Date that such Director has, during the intervening period between Anniversary Dates:     (i) engaged in conduct adversely affecting the Corporation or amounting to disparagement of the Corporation;     (ii) committed a felony; or (iii) disclosed confidential information relating to his or her service with the Corporation. All such determinations by the Committee shall be made in good faith and shall be in the sole and absolute discretion of the Committee. If, prior to a Change of Control (as defined in Section A of Exhibit A of the Plan), the Committee shall determine that any of the foregoing conduct has occurred, the then outstanding and unvested portion of the Award and all corresponding unvested Dividend Equivalents shall be immediately forfeited, and no shares of Common Stock or other payment shall be made to the Director in respect of the remaining unvested portion of the Award or any corresponding unvested Dividend Equivalents.

5.Settlement.

(a)Separation from Service in General. The portion of the Award that is vested as of the Director’s Separation from Service (other than due to Retirement, which shall be governed by Section 5(c)) shall be settled within the 30-day period following the one-year anniversary of the Director’s Separation from Service.

(b)Death or Disability. The unsettled portion of an Award that is vested as of the date of a Director’s death or Disability, including the portion of such Award that vests due to the Director’s death or Disability as provided in Section 4(b), shall be settled within the 30-day period following the Director’s death or Disability.

(c)Retirement. In the case of a Separation from Service due to a Director reaching his or her date of Retirement, any portion of the Award that is vested as of the Director’s Separation from Service or that vests following his or her Separation from Service as provided in Section 4(c) above shall be settled within the 30-day period following the later of (i) the originally scheduled Anniversary Date and (ii) the one-year anniversary of the Separation from Service.

(d)Change of Control. Notwithstanding anything contained herein to the contrary, upon a Change of Control (as defined in Section A of Exhibit A of the Plan), settlement of the Award shall occur as of such earlier date set forth in Section 6 hereof.

(e)Shares Deliverable on Settlement. On each settlement date as specified herein, the Corporation shall, except as otherwise provided in Section 6, issue, or cause there to be transferred, to the

Director (or, in the case of the Director’s death, to the Director’s designated beneficiary or estate, as applicable or, in the case of the Director’s Disability, to the Director’s guardian or legal representative, if applicable and if permissible under applicable law) a number of shares of Common Stock equal to the aggregate number of then-vested and outstanding RSUs granted under this Agreement (including, without limitation, the RSUs attributable to the corresponding Dividend Equivalents) that have not been previously forfeited by the Director (the “Settlement Shares”).

(f)Termination of Rights. Upon the issuance or transfer of all of the Settlement Shares in satisfaction of the vested portion of the Award (including, without limitation, the RSUs attributable to corresponding Dividend Equivalents), the obligations under the Award shall be settled in full and the Director (or his or her designated beneficiary or estate, in the case of death) shall have no further rights with respect to the Award.

(g)Certificates or Book Entry. As of the settlement date, the Corporation shall, at the discretion of the Committee or its designee, either issue one or more certificates in the Director’s name for such Settlement Shares or evidence book-entry registration of the Settlement Shares in the Director’s name (or, in the case of death, to the Director’s designated beneficiary, if any).

(h)Conditions to Delivery. Notwithstanding any other provision of this Agreement, the Corporation shall not be required to evidence book-entry registration or issue or deliver any certificate or certificates representing Settlement Shares in the event the Corporation reasonably anticipates that such registration, issuance or delivery would violate Federal securities laws or other applicable law; provided that the Corporation must evidence book-entry registration or issue or deliver said certificate or certificates at the earliest date at which the Corporation reasonably anticipates that such registration, issuance or delivery would not cause such violation.

(i)Legends. The Settlement Shares shall be subject to such stop transfer orders and other restrictions as the Committee may deem reasonably advisable under the Plan or the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such Settlement Shares are listed, any applicable Federal or state laws or the Corporation’s Certificate of Incorporation and Bylaws, and the Committee may cause a legend or legends to be put on or otherwise apply to any certificates or book-entry position representing Settlement Shares to make appropriate reference to such restrictions.

6.Vesting and Settlement on a Change of Control.

(a)Vesting. Upon a Change of Control (as such term is defined in Section A of Exhibit A to the Plan), whether the Director is then serving as a director to the Corporation or the Award is eligible to continue to vest due to the Director’s prior Retirement, any unvested portion of the Award (including, without limitation, the RSUs attributable to Dividend Equivalents) shall immediately and fully vest and become nonforfeitable (without regard to any determination following the Change of Control regarding compliance with Section 4(c)(i) through (iii), in the case of a Director who has had a Separation from Service due to Retirement).

(b)Settlement on a 409A Change of Control. If the Change of Control is a “change in control event” within the meaning of Section 409A of the Code (a “409A Change of Control”), the vested portion of the Award, including any outstanding and previously unsettled portion of the Award, shall be settled in cash (rather than Settlement Shares) based on the Fair Market Value of a share of Common Stock (as adjusted as provided in the Plan) as of date of the Change of Control, within the 30-day period following the Change of Control.

(c)Settlement on a Non-409A Change of Control. If the Change of Control is not a 409A Change of Control, the Award shall nevertheless be fully vested and nonforfeitable and shall be settled in cash (rather than Settlement Shares) based on the Fair Market Value of a share of Common Stock (as adjusted as provided in the Plan) as of the applicable settlement date, in accordance with the settlement rules set forth in Sections 5(a), 5(b) and 5(c).

7.Transferability. Unless otherwise determined by the Committee, the RSUs subject to this Award (including, without limitation, Dividend Equivalents) may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Director otherwise than by will or by the laws of intestacy, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Corporation or any Subsidiary or Affiliate; provided, however, that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.

8.Adjustment in Award. In the event the number of outstanding shares of Common Stock changes as a result of any stock split, stock dividend, recapitalization, merger, consolidation, reorganization, combination, or exchange of shares, split‑up, split‑off, spin‑off, liquidation or other similar change in capitalization, or any distribution made to holders of Common Stock other than cash dividends, the number or kind of RSUs subject to this Award shall be automatically adjusted, and the Committee shall be authorized to make such other equitable adjustments of the Award or shares of Common Stock issuable pursuant thereto so that the value of the interest of the Director shall not be decreased by reason of the occurrence of such event. Any such adjustment shall be deemed conclusive and binding on the Corporation, the Director, his or her beneficiaries and all other interested parties.

9.Administration; Amendment. This Award has been made pursuant to a determination by the Committee and/or the Board of Directors of the Corporation, and the Committee shall have plenary authority to interpret, in its sole and absolute discretion, any provision of this Agreement and to make any determinations necessary or advisable for the administration of this Agreement. All such interpretations and determinations shall be final and binding on all persons, including the Corporation, the Director, his or her beneficiaries and all other interested parties. Subject to the terms of the Plan, this Agreement may be amended, in whole or in part, at any time by the Committee; provided, however, that no amendment to this Agreement may adversely affect the Director’s rights under this Agreement without the Director’s consent except such an amendment made to cause the Award to comply with applicable law, stock exchange rules or accounting rules.

10.Binding Nature of Plan. The Award is subject to the Plan. The Director agrees to be bound by all terms and provisions of the Plan and related administrative rules and procedures, including, without limitation, terms and provisions and administrative rules and procedures adopted and/or modified after the granting of the Award. In the event any provisions hereof are inconsistent with those of the Plan, the provisions of the Plan shall control, except to the extent expressly modified herein pursuant to authority granted under the Plan.

11.Applicable Law. The validity, construction and effect of this Agreement and any rules and regulations relating to the Agreement shall be determined in accordance with the laws of the State of Delaware, unless preempted by federal law, and also in accordance with Section 409A of the Code and any interpretive authorities promulgated thereunder. It is intended that the Award under this Agreement comply with Section 409A of the Code or an exemption thereto. For purposes of the limitations on nonqualified deferred compensation under Section 409A of the Code, each payment of compensation under this Agreement shall be treated as a separate payment of compensation. In no event may the Director, directly or indirectly, designate the calendar year of any payment under this Agreement.

IN WITNESS WHEREOF, the Corporation has caused this Agreement to be executed on its behalf, and the Director has signed this Agreement to evidence the Director’s acceptance of the terms hereof, all as of the date first above written.

COMERICA INCORPORATED

By: ___________________________
Ralph W. Babb, Jr.
Chairman and CEO

DIRECTOR
_______________________________
Name: <Director Name>